Exhibit 10.12

EXECUTION VERSION

February 26, 2021

CONNECT BIOPHARMA HONGKONG LIMITED

and

WUBIN PAN

EXECUTIVE EMPLOYMENT AGREEMENT

i

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on February 26, 2021

BY AND BETWEEN:

(1)

Connect Biopharma HongKong Limited (the “Company”), a company incorporated with limited liability under the laws of Hong Kong and having its registered office at Suite 603 6/F Hang Pont, Commercial Building 31 Ton Kin Street, Cheung Sha Wan KL, Hong Kong (together with its affiliates, the “Group”); and

(2)	Wubin Pan (the “Executive”), a collectively referred to as the “Parties” (or, individually, a “Party”).

WHEREAS:

(A)	The Company wishes to appoint the Executive, and the Executive desires to be employed by the Company, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS

1.1	Definitions

For the purpose of this Agreement, the following words and expressions shall have the meanings set out below:

“Affiliate” means in relation to a natural person:

(a)	any Relative of such natural person; or

(b)	any company or trust which is directly or indirectly controlled by such natural person or any of his Relatives; or

(c)	a trust in which such natural person or any of his Relatives is a beneficiary;

“Appointment” means the appointment by the Company of the Executive pursuant to this Agreement;

“Agreement” means this employment agreement and any amendments to it from time to time;

“Board” means the board of directors of the Company;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in Hong Kong, the United States or the People’s Republic of China (PRC);

“Change in Control” means (i) a merger or consolidation of the Company Parent with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s Parent’s assets, or (iii) any other transaction, including the sale by the Company Parent of new shares of its capital stock or a transfer of existing shares of capital stock of the Company Parent, the result of which is that a third party that is not an affiliate of the Company Parent or its stockholders (or a group of third parties not affiliated with the Company Parent or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company Parent representing a majority of the Company’s Parent’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s Parent’s assets) in which the holders of the voting securities of the Company Parent immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s Parent’s assets to an affiliate of the Company Parent; (C) an initial public offering of any of the Company’s Parent’s securities or any other transaction or series of related transactions principally for bona fide equity financing purposes; (D) a reincorporation of the Company Parent solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s Parent’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

“Companies (Winding Up and Miscellaneous Provisions) Ordinance” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

“Employment Ordinance” means the Employment Ordinance (Chapter 57 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

“Good Reason” means the occurrence of any of the following events or conditions without the Executive’s prior written consent:

(a)	a material diminution in the Executive’s title, authority, duties, responsibilities, or reporting line;

(b)	a material diminution in the Executive’s base compensation, unless such a reduction is imposed across-the-board to senior management of the Company;

(c)

a material change in the geographic location that increases the Executive’s one-way commute by more than thirty (30) miles as compared to the Executive’s then-current principal place of employment immediately prior to such relocation;

(d)	any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to the Executive under this Agreement;

The Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without the Executive’s written consent within sixty (60) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from the Executive. The Executive’s resignation from employment with the Company for Good Reason must occur within thirty (30) days following the expiration of the foregoing thirty (30) day cure period.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Involuntary Termination” means where the Executive’s termination is other than for a Termination Event, or where the Executive resigns from his employment with the Company for Good Reason.

“Material Detention” means where the Executive is subject to a criminal detention for a period longer than 40 days (or criminal detention for any shorter period where the basis for such detention remains outstanding or pending for a period longer than 40 days) or administrative detention for a period longer than 30 days (or administrative detention for any shorter period where the basis for such detention remains outstanding or pending for a period longer than 30 days);

“Parent” means Connect Biopharma Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands;

“PRC” means the People’s Republic of China (excluding, for the purposes of this Agreement, Hong Kong, Macau Special Administrative Region and Taiwan);

“Relative” means, in relation to an individual:

(a)	the spouse, de facto, parent, son, daughter, brother or sister (whether by blood or adoption) of that natural person;

(b)	any person married to or in a de facto relationship with any of the persons specified in paragraph (a); or

(c)	any descendants of such individual’s grandparents;

“Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to Parent’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise therof;

“Termination Event” means circumstances:

(a)	under which the Company is entitled to proceed with a summary dismissal for cause of the Executive;

(b)	where the Executive has committed fraud, wilful misconduct or gross negligence, misappropriation, theft or conversion in relation to the Company or the Group;

(c)	where the Executive has become a lunatic or of unsound mind or be or become a patient for any purpose of any statute relating to mental health;

(d)	where the Executive has become bankrupt or make any arrangement or composition with his creditors generally or has a receiving order made against him;

(e)

where the Executive has been convicted of a crime that constitutes a felony or any crime involving fraud, dishonesty or moral turpitude (or equivalent under the law of the relevant jurisdiction) or is subject to Material Detention, provided that if the period of detention, or the period over which the basis for detainment remains pending or outstanding (as applicable), giving rise to the Material Detention exceeds 40 days (in the case of a criminal detention or basis for criminal detainment) or 30 days (in the case of an administrative detention or the basis for administrative detainment) but, in each case, does not exceed 90 days this Agreement will be suspended (including in relation to payment of fees for the applicable service) for such period and not terminated;

(f)	where the Executive conducts unauthorized use or disclosure of condimental information or trade secrets, as defined in the Proprietary Information and Inventions

Agreement of the Group or its affiliates or any material breach of a written agreement between the Executive and any member of the Group or any affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non- solicit or similar agreement, acknowledge and signed by the Executive;

(g)

where the Executive demonstrates an ongoing and repeated failure or refusal to perform or neglect of the Executive’s duties as required by this Agreement, which failure, refusal or neglect continues for thirty (30) days following the Executive’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect, provided however, that prior to the determination of the Termination Event under clauses (b), (f) or (g) of this Clause 1.1 has occurred, the Company shall provide to the Executive in writing, in reasonable detail, the reasons for the determination that such Termination Event exists, afford the Executive a reasonable opportunity to remedy any such breach (if it is capable of being cured), and provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such Termination Event.

“Total Disability” means the inability of the Executive to perform his material and substantial duties hereunder by reason of mental or physical illness, injury or disease which is expected to result in death or be of indefinite duration, as determined by the Board in good faith; and

“US$” or “US dollar” means the lawful currency of the United States of America.

1.2	Construction

Any reference in this Agreement to:

(a)	the singular includes a reference to the plural and vice versa and words importing one gender shall include the other gender;

(b)	a “person” includes a reference to an individual, a firm, a body corporate, an unincorporated association or authority;

(c)	any Clause or sub-clause is to the clause or sub-clause of this Agreement;

(d)	any law, statute, regulation or rule includes a reference to such law, statute, regulation or rule as from time to time amended, extended or re-enacted; and

(e)

this Agreement, any schedule or document referred to in this Agreement includes a reference to this Agreement or such schedule or document as from time to time amended, varied, supplemented, modified or novated in writing.

2.	DATE OF COMMENCEMENT AND DURATION

2.1	Commencement

This Agreement will commence and take effect from the January 1, 2021 (the “Effective Date”). The Company hereby engages, as from the Effective Date, the Executive, and the Executive hereby accepts engagement by the Company, on the terms set out in this Agreement.

2.2	Duration

The appointment set out in Clause 3.1 shall commence from the Effective Date and continue unless terminated in accordance with Clause 8. The Executive and the Company will, upon commencement of this Agreement, make any necessary arrangements and applications for any work permits or visas needed for the performance of the services under this Agreement.

3.	APPOINTMENT AND DUTIES

3.1	Appointment

The Company hereby appoints the Executive as the President and Chairman of the Company and Parent, and the Executive hereby accepts such appointment and agrees to serve the Company and/or any other subsidiary or affiliate thereof without any additional salary or compensation as required by the Board, in the capacity as an officer and director of the Company and/or in such other capacity as the Board may from time to time reasonably determine. The Executive shall be employed by the Company on a full time basis.

3.2	Reporting

In the performance of the President and Chairman duties, the Executive shall report directly to the Board or as the Board may otherwise reasonably direct from time to time.

3.3	Duties

(a)

The job titles of the Executive are the President and Chairman of the Company and Parent and the Executive shall perform such duties as are customarily associated with the positions of President and Chairman and such other duties as are assigned to the Executive by the Board. The Executive will perform the work assigned to him faithfully, diligently, and to the best of his ability.

(b)

The Executive shall also, upon reasonable request from the Board, undertake other duties and provide other services to any member of the any subsidiary or affiliate thereof, from time to time. In performing those duties, this paragraph 3.3 will apply as if references to the Company are to the relevant member of the Group.

(c)	The Executive shall forthwith notify the Board upon occurrence of any circumstances which may render him unsuitable to act as the President and Chairman of the Company.

(d)

Subject to the terms of the Proprietary Information and Inventions, this shall not preclude the Executive from (i) serving on industry, trade, civic, or charitable boards or committees; or (ii) managing personal, family and other investments; provided that such activities do not interfere with his duties to the Company, as determined in good faith by the Board.

4.	MOBILITY

4.1	Country

The Executive’s primary place of work shall be in Hong Kong and PRC.

4.2	Travelling required

The Executive will also be expected to travel to the Company’s locations as needed for the performance of his duties from time to time.

5.	REMUNERATION AND OTHER BENEFITS

5.1	Base salary

The Executive shall be entitled to an initial base salary of US$495,000 per annum, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly) less standard payroll deductions and withholdings. The Executive’s salary base shall not be decreased.

5.2	Annual Bonus

In addition to the Executive’s base salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the term of the Executive’s employment with the Company, an annual cash bonus as may be determined by the Board. The Executive’s target bonus under any such annual bonus plan shall be fifty percent (50%) of the Executive’s base salary actually paid for the year to which such annual bonus relates (the “Target Bonus”). The Executive’s actual annual bonus will be determined on the basis of the Executive’s and/or the Company’s or its affiliates’ attainment of financial or other performance criteria established by the Board or its designee in accordance with the terms and conditions of such bonus plan. Except as otherwise provided in this Agreement, the Executive must be employed by the Company on the last day of the fiscal year to which the bonus relates in order to be eligible to receive such annual bonus. The Executive hereby acknowledges and agrees that nothing contained herein confers upon the Executive any right to an annual bonus in any year, and that whether the Company pays the Executive an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

5.3	Review of salary

The Executive’s salary set out in Clause 5.1 shall be subject to annual review by and at the sole discretion of the Board or its designee.

5.4	Expenses

The Company shall pay, refund or reimburse or procure to be paid, refunded or reimbursed to the Executive, in arrears, all reasonable travelling, entertainment and other similar out-of- pocket expenses, incurred by the Executive in the performance of his duties under this Agreement subject to production by the Executive of evidence of such expenses as the Company may require.

5.5	Leave

(a)

The Executive shall be entitled to twenty-one (21) days’ paid annual leave in each calendar year (“PTO”) , increased by one day for each year of service with the Company (up to a maximum of twenty-eight (28) days) under the Company’s PTO policy and as otherwise provided for such senior executive officers, in addition to any statutory public holidays in the location the Executive is based accrued on a day to day basis and to be taken at times approved in advance by the Board. Leave for part years will be calculated on a pro rata basis. Unused PTO days are allowed to carry forward for a maximum of one (1) year at which point the Executive will stop accruing PTO. The Executive is entitled to participate in holiday benefits as provided under Company policy from time to time for its senior executives.

(b)	The Executive will further be entitled to paid sick leave in accordance with the Employment Ordinance.

(c)

As soon as practicable after the execution of this Agreement, the Company shall provide the Executive with a copy of the policies, rules and regulations, practices and/or handbooks of the Company which shall apply to the Executive’s engagement under this Agreement. The Company reserves the right to amend such policies, rules and regulations, rule, practices and/or handbooks from time to time.

(d)	If the Appointment of the Executive is to be terminated:

(i)

on the completion of any year of service, the Executive shall be entitled to take his leave immediately prior to the end of such year of service notwithstanding that at that time such year of service has not been completed; or

(ii)

during any year of service (for any reason other than termination pursuant to Clause 8.1) the Executive shall be entitled to an amount of leave proportionate to the part of the year during which he has been employed by the Company and such leave may be taken immediately prior to the termination of the Appointment.

(iii)	PTO will never be forfeited and will be cashed out on separation of employment.

5.6	Others

Nothing in this Agreement shall prevent the Board, from time to time, at its absolute discretion, from paying any additional amount to the Executive, provided that any such additional amount shall not form part of the Executive’s remuneration under this Agreement.

5.7	Contributions and withholding obligations

The Executive shall be liable for contributions to statutory funds and any other payments of similar nature. The Company shall comply with its obligations to withhold any relevant amounts from its payments to the Executive under this Agreement for remittance to relevant authorities, where applicable, in accordance with applicable laws and regulations.

5.8	Payment

Payment of the remuneration payable to the Executive pursuant to this Clause 5 shall be made either by the Company or, if agreed by the Executive, by another company in the Group and if more than one company, in such proportions to such entities as the Executive may direct from time to time subject to applicable law. For the avoidance of doubt, the remuneration payable to the Executive is exclusive of any mandatory provident fund contributions or equivalent in Hong Kong or elsewhere to the extent arising out of the Executive’s appointment hereunder and payable by the Company and such amounts will be paid by the Company.

5.9	Tax Gross Up

If:

(a)

the Board requires the Executive to provide services from any jurisdiction other than Hong Kong and PRC, and that requirement causes tax to be allocated or otherwise imposed on the Executive, through withholding or otherwise; or

(b)	any payments by the Company causes tax to be allocated or otherwise imposed on the Executive, through withholding or otherwise,

the Company will pay to the Executive a tax gross up for such tax.

5.10	General benefits

The Executive shall be entitled to participate in benefits under the Group’s benefit plans and arrangements, including, without limitation, group health and other benefit plans, including, without limitation any retirement plan made available now or in the future by the Group to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Group shall have the right to amend or delete any such benefit plan or arrangement made available by the Group to its senior executives and not otherwise specifically provided for herein.

5.11	Death and disability benefits

In the event of the death of the Executive, the Company shall pay to the Executive’s designated beneficiary or beneficiaries, or if there is no designated beneficiary, to his estate (i) any compensation and benefits accrued and vested as of the date of death and remaining unpaid at the Executive’s death, (ii) an amount equal to 30 days of the Executive’s gross salary, (iii) any death benefits payable under the Executive’s qualified and non-qualified benefit plans, if any, pursuant to the terms and provisions of such plans, and (iv) any other benefits and perquisites to which the Executive’s beneficiaries or estate is entitled to under the Company’s policies. Such amounts shall be paid as soon as practicable following the Executive’s death in accordance with applicable plans, policies or programs.

In the event of the Executive’s Total Disability, the Company shall pay the Executive: (i) any compensation and benefits accrued and vested as of the date of Total Disability and remaining unpaid at the beginning of the Executive’s period of Total Disability; (ii) short-term disability benefits consistent with the Company’s disability policy; provided, such payments in no event shall be less than one hundred (100%) percent of the annual gross salary until the earlier of the end of the Executive’s period of Total Disability or six months and (iii) any other benefits and perquisites to which the Executive is entitled to under the Company’s policies. If the Executive’s Total Disability continues after the end of the expiration of six months, the Company shall pay the Executive long-term disability benefits consistent with the Company’s disability policy.

5.12	Insurance and indemnification

(a)

The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. The Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b)

The Executive will be provided with indemnification against any lawsuits, demands or claims related to his work for the Group to the fullest extent permitted by applicable law and pursuant to any Company bylaws. The Company shall provide the Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for other executive officers.

6.	CONFIDENTIAL INFORMATION

6.1	Confidentiality obligations

The Executive and the Company have entered into the Company’s standard proprietary information and inventions assignment agreement (the “Proprietary Information and

Inventions Agreement”). The Executive agrees to perform each and every obligation of the Executive therein contained.

7.	RECEIPT OF PAYMENTS AND BENEFITS FROM THIRD PARTIES

7.1	Prohibition to receive

Subject to any written regulations issued by the Company from time to time and for the time being in effect, neither the Executive nor any of his Affiliates nor any business entity in which the Executive or any of them has an interest, shall be entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by the Executive) by or on behalf of any member of the Group, provided that this Clause 7.1 and Clause 7.2 below shall not apply to any participation by the Executive in any promote, performance allocation or similar incentive payments or distributions paid to or received by members of the Group which has been approved by the Board.

7.2	Duty to disclose and account

If the Executive, any of his Affiliates or any business entity in which the Executive or any of them has an interest directly or indirectly receives or obtains any such payment, discount, rebate, commission or other benefit, the Executive shall forthwith disclose this to the Company and, unless the Company agrees otherwise, account to the Company or the relevant member of the Group for the amount received or the value of the benefit so obtained.

8.	EARLY TERMINATION OF APPOINTMENT

8.1	Grounds for early termination by the Company

The Company may terminate the appointment of the Executive with immediate effect:

(a)	if the Executive at any time hereafter commits any Termination Event (subject to any applicable cure periods); or

(b)	on any other ground on which the Company would be entitled to terminate the contract without notice at common law.

Any reasonable delay by the Company in exercising such right to termination shall not constitute a waiver thereof, provided that if the Company has failed to serve a termination notice within 120 days of becoming aware that a Termination Event has occurred, the Company will be deemed to have waived its right to require termination by reason of that Termination Event.

8.2	Grounds for early termination by the Executive

The Executive may terminate the appointment of the Executive prior to the expiration of this Agreement with immediate effect on any other ground on which the Executive would be entitled to terminate the contract without notice at common law.

Any reasonable delay by the Executive in exercising such right to termination shall not constitute a waiver thereof.

8.3	Payments upon termination with cause

Upon termination of this Agreement, the Company shall pay the Executive:

(a)	any compensation and benefits accrued and vested as of the date of termination and remaining unpaid as of the date of termination; and

(b)	any other benefits and perquisites to which the Executive is entitled to under the Company’s policies.

8.4	Payments upon Involuntary Termination

If the Executive’s employment is Involuntarily Terminated, the Executive shall be entitled to receive, in lieu of any severance benefits to which the Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(a)

the Company shall pay to the Executive his fully earned but unpaid base salary, when due, through the date of the Executive’s Involuntary Termination at the rate then in effect, accrued and unused PTO, a prorated bonus pursuant to Section 5.2 based on the number of days the Executive was employed by the Company in the fiscal year to which the Bonus relates, expenses incurred through the separation date, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Group benefit plan to which the Executive may be entitled pursuant to the terms of such plans or agreements at the time of the Executive’s Involuntary Termination (the “Accrued Obligations”);

(b)

the Executive shall be entitled to receive severance pay in an amount equal to (A) the Executive’s monthly base salary as in effect immediately prior to the date of the Executive’s Involuntary Termination, multiplied by (B) twelve (12), which amount shall be payable in a lump sum sixty (60) days following the Executive’s Involuntary Termination;

(c)

the Executive shall be entitled to receive additional severance pay in an amount equal to the Executive’s Target Bonus for the calendar year in which such termination occurs, prorated for the portion of such calendar year that has elapsed prior to the date of such termination, which amount shall be payable in a lump sum sixty (60) days following the Executive’s Involuntary Termination;

(d)

for the period beginning on the date of Executive’s Involuntary Termination and ending on the date which is 18 full months following the date of Executive’s Involuntary Termination (or, if earlier, the date the Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment), if the Executive and/or his eligible dependents who were covered under the Company’s health insurance plans as of the date of the Executive’s Involuntary Termination, the Company shall pay for or reimburse the Executive on a monthly basis for an amount equal to (1) the monthly premium the Executive and/or his covered dependents, as applicable, are required to pay for continuation coverage for the Executive and/or his eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of the Executive’s Involuntary Termination (calculated by reference to the premium as of the date of the Executive’s Involuntary Termination) less (2) the amount the Executive would have had to pay to receive group health coverage for the Executive and/or his covered dependents, as applicable, based on the cost sharing levels in effect on the date of the Executive’s Involuntary Termination. If any of the Company’s health benefits are self-funded as of the date of the Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is compliant with applicable law, instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to the Executive the foregoing monthly amount as a taxable monthly payment (grossed up to account for taxes) for the coverage period (or any remaining portion thereof). The Executive shall be solely responsible for all matters relating to continuation of coverage, including, without limitation, the election of such coverage and the timely payment of premiums. The Executive shall notify the Company immediately if the Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment; and

(e)

In the event the Executive’s Involuntary Termination occurs during the period beginning two (2) months prior to the effective date of a Change in Control (or, with respect to Stock Awards granted under Parent’s 2019 Stock Incentive Plan, a Corporate Transaction (as defined therein)) and ending twelve (12) months after such effective date (“Relevant Period”), all of the Executive’s Stock Awards will vest on an accelerated basis effective as of the later of (A) the date of termination or (B) the date of such Change in Control (or, with respect to Stock Awards granted under the Parent’s 2019 Stock Incentive Plan, a Corporate Transaction (as defined therein)). The foregoing provisions are hereby deemed to be a part of each Stock Award (and, for the avoidance of doubt, if any Stock Award is subject to more favorable vesting pursuant to any agreement or plan regarding such Stock Award, such more favorable provisions shall continue to apply and shall not be limited by this clause (e)).

8.5	Preconditions to Receipt of Post-Termination Benefits

As a condition to the Executive’s receipt of any post-termination benefits pursuant to Section 4(b) above (other than the Accrued Obligations), the Executive shall execute and not revoke general release of legal claims, in favor of the Group and its affiliates in a standard form provided by the Company in compliance with applicable law (the “Release”). In the event the Release does not become effective within the fifty-five (55) day period following the date of the Executive’s Involuntary Termination, the Executive shall not be entitled to the aforesaid payments and benefits.

8.6	Return of property

In the event of the Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require the Executive to vacate his offices prior to or on the effective date of separation and to cease all activities on the Group’s behalf. Upon the Executive’s termination of employment in any manner, as a condition to the Executive’s receipt of any severance benefits described in this Agreement, the Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Group’s business, and all other property belonging to the Group, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Group. The Executive shall deliver to the Company a signed statement certifying compliance with this Clause 8.6 prior to the receipt of any severance benefits described in this Agreement.

9.	RESTRICTIVE COVENANTS

9.1	Non-solicitation

During the term of the Executive’s employment or service and for one (1) year thereafter (the “Restricted Period”), the Executive will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Group or its affiliates to terminate his relationship with the Group or its affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Group or its affiliates to leave the Group or such affiliates for any reason or to devote less than all of any such employee’s efforts to the affairs of the Group; provided that the foregoing shall not affect any responsibility the Executive may have as an employee of the Group with respect to the bona fide hiring and firing of Group personnel.

9.2	Noncompetition

Except as may otherwise be approved by the Board, during the term of the Executive’s employment, the Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the PRC or the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Group’s business in such county, city or part thereof, so long as the Group, or any successor in interest of the Group to the business and goodwill of the Group, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if the Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such entity.

9.3	Nondisparagement

The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about any member of the Group or their respective board members, officers, employees or businesses. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about the Executive. Except as may be required by law, neither the Executive, nor any member of the Executive’s family, nor anyone else acting by, through, under or in concert with the Executive will disclose to any individual or entity (other than the Executive’s spouse, legal or tax advisors) the terms of this Agreement.

9.4	Severability

Each of the restrictions in this Clause 9 shall be construed as a separate and independent restriction and if one or more of the restrictions is found to be void or unenforceable, the validity of the remaining restrictions shall not be affected.

10.	WARRANTY

he Executive represents and warrants that he is not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which may in any way directly or indirectly restrict or prohibit him from performing all or any of the duties of his appointment in accordance with the terms and conditions of this Agreement.

The Company represents and warrants that (i) it has full power and authority to enter into and perform this Agreement; (ii) it is not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which may in any way directly or indirectly restrict or prohibit it from performing all or any of its obligations in accordance with the terms and conditions of this Agreement; and (iii) it has obtained all approvals, consents and/or waivers required for its execution, delivery and performance of this Agreement, including without limitation under the Company’s constitution, applicable laws and Regulations and the Listing Rules.

11.	MISCELLANEOUS

11.1	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

11.2	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart.

11.3	Assignment and Assumption by Successor

The rights of the Company under this Agreement may, without the consent of the Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

11.4	Survival

The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Executive’s termination of employment.

11.5	Non-transferability of Interest

None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

11.6	Exclusion of Third Party Rights

Save as expressly provided herein, a person who is not a party to this Agreement shall not have any rights under the Contract (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) to enforce any term of this Agreement.

11.7	Notices

(a)

Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in paragraph (b) below and may be:

(i)	personally delivered or delivered by courier, in which case it shall be deemed to have been given upon delivery at the relevant address if on a Business Day, otherwise the next Business Day; or

(ii)	if within Hong Kong, sent by pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting; or

(iii)	if from or to any place outside Hong Kong, sent by pre-paid airmail or by air courier, in which case it shall be deemed to have been given seven (7) Business Days after the date of posting; or

(iv)

sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 17:00 hours (at the place where such fax is to be received) on any day or on a non-Business Day shall be deemed to have been received at 08:00 hours on the next Business Day.

(b)	The addresses and other details of the parties referred to in paragraph (a) above are, subject to paragraph (c) below:

(i)	For the Company:

Address: Same as company address noted above

With a copy to: Dr. Zheng Wei

Attention: CEO

(ii)	For the Executive:

Address:

(c)

Any Party to this Agreement may notify the other parties of any change to its address or other details specified in paragraph (b) above provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

11.8	Previous agreement

This Agreement shall be in substitution for any previous or existing service agreement (if any) or arrangements made orally or in writing between any company in the Group and the Executive and for any terms of employment previously or currently in force between any such company and the Executive and each of the Executive and the Company shall have no claim against the other in connection with any such superseded service agreement or arrangement (but not this Agreement or any service agreement or arrangement entered into on or subsequent to the date of this Agreement) save for accrued but unpaid salaries, bonuses and benefits as of the effective date of this Agreement.

Subject to the foregoing paragraph, each Party hereby acknowledges that, at the date of this Agreement, it has no outstanding claims of any kind against the other Party.

11.9	Policies and handbooks

The Executive agrees to comply with any policies and handbooks of the Company as implemented and amended from time to time.

11.10	Data protection

The Executive consents to the Company and the Group holding and processing, both electronically and manually, the data it collects in relation to the Executive, in the course of the Executive’s appointment, for the purposes of the Company’s administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by the Company of such data outside Hong Kong.

12.	GOVERNING LAW AND JURISDICTION

12.1	Governing law

This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

12.2	Jurisdiction

Each Party hereto irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts in the determination of any dispute arising hereunder.

* * * * * * * *

IN WITNESS WHEREOF, this Agreement has been signed by the authorized representatives of the Parties on the day and year first written above.

SIGNED by	)
)
for and on behalf of	)
Connect Biopharma HongKong Limited	)
)
)

in the presence of:

/s/ Zheng Wei
Name:

Signature Page of Executive Employment Agreement

SIGNED by Wubin Pan	) )
)
in the presence of:

/s/ Wubin Pan
Name:

Signature Page of Executive Employment Agreement